Exhibit 24 (b)(9)

                  Opinion & Consent of Kathleen A. McGah, Esq.


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December 19, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549


RE: PHL Variable Accumulation Account
PHL Variable Insurance Company
Post Effective Amendment No. 5 to Registration Statement filed on Form N-4 File Nos. 333-123040 and 811-08914


To the Commission Staff:

I hereby consent to the reference to my name under the caption "Legal Matters" in the Prospectus or Statement of Additional Information, as applicable, contained in the above identified Post-Effective Amendment to the Registration Statement and filed by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933.As Counsel to the depositor, I am familiar with the product, which is the subject of this Registration Statement. In connection with this opinion, I have reviewed the contracts, the Registration Statement, the charter and bylaws of the company, relevant proceedings of the Board of Directors, and the provisions of Connecticut insurance law relevant to the issuance of the contracts. Based upon this review, I am of the opinion that the contracts, when issued, will be validly issued, and will constitute a legal and binding obligation of the insurance company stated above.


Very truly yours,



/s/ Kathleen A. McGah
Kathleen A. McGah, Vice President and Counsel
Phoenix Life Insurance Company